Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548

                        CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - June 2006
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (24,296.277 units) at May 31, 2006               $ 40,944,735
Additions of 73.536 units on June 30, 2006                            123,457
Redemptions of (119.985) units on June 30, 2006                      (201,438)
Offering Costs                                                        (30,688)
Net Income (Loss) - June 2006                                        (124,062)
                                                                 ------------

Net Asset Value (24,249.828 units) at June 30, 2006              $ 40,712,004
                                                                 ============

Net Asset Value per Unit at June 30, 2006                        $   1,678.86
                                                                 ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $ 1,126,850
    Change in unrealized                                             (897,172)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                       (2,300,347)
    Change in unrealized                                            1,910,187
  Interest income                                                     159,712
                                                                 ------------

                                                                         (770)
                                                                 ------------

Expenses:
  Brokerage fee                                                       106,164
  Performance fee                                                           0
  Operating expenses                                                   17,128
                                                                 ------------

                                                                      123,292
                                                                 ------------

Net Income (Loss) - June 2006                                    $   (124,062)
                                                                 ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on June 30, 2006                          $  1,678.86

Net Asset Value per Unit on May 31, 2006                           $  1,685.23

Unit Value Monthly Gain (Loss) %                                         (0.38)%

Fund 2006 calendar YTD Gain (Loss) %                                     (0.77)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Modest losses in a volatile market ...

Volatile markets across the globe resulted in modest losses for the month of June. Markets in most sectors were choppy as traders tried to interpret the monetary policies expressed by each of the world's major central banks.

Gains made in the Fixed Income sector were offset by a continued reversal in commodity-related trends, and the Australian Dollar was also hit hard by weaker than expected economic data in the region. Expectations of slowed economic growth due to central bank policies as well as the shifting sands of geopolitical concerns continued to pressure prices, and our positions, in both Precious and Base Metals.

Gains were made in the Energy sector as prices moved higher in response to continuing uncertainty in Iran. The approaching hurricane season is now added to the heady Energy mix.

In the face of these uncertainties and more, Equities were volatile, but ended the month relatively unchanged. Small losses to our portfolios resulted.

We cannot know how long this phase will continue, or what the catalyst will be for the next big move, but many observers believe markets may not have yet priced in all the risk developing in the world today. These adjustments, when they come, could be the next source of profitable trends for our portfolios.

In the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,

Bruce Cleland
President & CEO